Exhibit 12.1
                                                                     10/23/2003
                             SOUTHERN POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                      the two years ended December 31, 2002
                    and the nine months ended September 2003
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

                                                                                  Nine
                                                                                 Months
                                                                                  Ended
                                                                                September
                                                        -------------------    ------------
                                                          2001        2002         2003
                                                          ----        ----         ----

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings  Before Income Taxes                        $10,718     $82,727      $219,554
  Interest expense, net of amounts capitalized              427       8,886        17,930
  Distributions on preferred securities of subsidiary         0           0             0
      AFUDC - Debt funds                                      0           0             0
                                                        --------    --------     ---------
         Earnings as defined                            $11,145     $91,613      $237,484
                                                        ========    ========     =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $ 1,565     $37,085      $ 41,918
   Interest on affiliated loans                           1,753       7,065         2,770
   Interest on interim  obligations                           0           0         3,134
   Amort of debt disc, premium  and expense, net              0          47            92
   Other interest  charges                                    0           0            31
  Distributions on preferred securities of subsidiary         0           0             0
                                                        --------    --------     ---------
         Fixed charges as defined                       $ 3,318     $44,197      $ 47,945
                                                        ========    ========     =========



RATIO OF EARNINGS TO FIXED CHARGES                        3.36        2.07          4.95
                                                          =====       =====         ====
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